                                                                   Exhibit 10.af



                               SEVERANCE AGREEMENT

         This SEVERANCE AGREEMENT (this "Agreement") is entered into this 1st day of August, 2002, by and between Unizan Financial Corp., an Ohio corporation (the "Corporation"), and Scott E. Dodds, Executive Vice President of Retail Sales (the "Executive") at Unizan Bank, National Association, a national bank and wholly owned subsidiary of the Corporation (the "Bank").

         WHEREAS, the Executive is a senior executive employed by the Bank, and has made and is expected to continue to make major contributions to the profitability, growth and financial strength of the Corporation and the Bank,

         WHEREAS, the Corporation recognizes that, as is the case for most companies, the possibility of a Change in Control (as defined in Section 1(c)) exists,

         WHEREAS, the Corporation desires to assure itself of the current and future continuity of management and desires to establish minimum severance benefits for certain of its officers and other key employees, including the Executive, if a Change in Control occurs,

         WHEREAS, the Corporation wishes to ensure that officers and other key employees are not practically disabled from discharging their duties if a proposed or actual transaction involving a Change in Control arises,

         WHEREAS, the Corporation desires to provide additional inducement for the Executive to continue to remain in the ongoing employ of the Bank,

         WHEREAS, the Corporation's predecessor, UNB Corp., and the Executive entered into a severance agreement dated May 8, 2001, providing for severance and termination benefits if the Executive is terminated without cause or if the Executive terminates voluntarily for good reason within three years after a change in control of UNB Corp., or if the Executive terminates voluntarily with or without good reason during a 90-day period beginning on the date that is six months after a change in control,

         WHEREAS, on March 7, 2002 the predecessor of the Corporation, UNB Corp., and BancFirst Ohio Corp. completed a merger transaction whereby BancFirst Ohio Corp. merged with and into UNB Corp. under the terms of the September 5, 2001 Agreement of Merger and Plan of Reorganization,

         WHEREAS, the merger of BancFirst Ohio Corp. with and into UNB Corp. constituted a change in control under the terms of the May 8, 2001 severance agreement between the Executive and UNB Corp.,

         WHEREAS, consistent with the terms of the May 8, 2001 severance agreement, as successor to UNB Corp. the Corporation became a party to and assumed UNB Corp.'s obligations under the May 8, 2001 severance agreement,

         WHEREAS, the Corporation and the Executive have negotiated and agreed to certain changes in the terms and conditions for severance and termination benefits payable under the May 8, 2001 severance agreement, entered into by UNB Corp. and the Executive,

         WHEREAS, the changes the Corporation and the Executive have agreed to include but are not limited to (1) eliminating the Executive's right to severance and termination benefits if he terminates voluntarily and without good reason during a specified period after a change in control, (2) changing the provision of the severance agreement having to do with renewal and extension of its term so that the term of the severance agreement shall be extended solely by affirmative action of the board of directors, rather than extending for another year automatically unless the board of directors determines that it shall not be extended, (3) preserving the Executive's right to severance and termination benefits if he is involuntarily terminated without cause or if he voluntarily terminates for good reason within three years after the March 7, 2002 change in control represented by the merger between UNB Corp. and BancFirst Ohio Corp., regardless of whether another change in control occurs after the date of this Agreement, (4) revising the definition of "good reason," which governs the circumstances under which the Executive may terminate employment voluntarily and be entitled to severance and termination benefits,
(5) reducing the amount of the Executive's severance and termination benefits from a multiple of three times salary and bonus to a multiple of twice salary and bonus, as set forth hereinafter, and (6) modifying the "gross-up for taxes" provision of the May 8, 2001 severance agreement so that, as modified, it provides for payment of a gross-up amount equal to 50% of the gross-up payment the Executive would have received had the gross-up provision not been modified,

         WHEREAS, in consideration of the Executive's agreement to a reduced severance and termination benefit, the Corporation has paid the Executive cash in an amount equal to the sum of (1) his current salary and (2) the average of his bonuses earned for the preceding three calendar years,

         WHEREAS, the Corporation and the Executive intend that this Agreement shall supersede and replace in its entirety the May 8, 2001 severance agreement, and

         WHEREAS, none of the conditions or events included in the definition of the term "golden parachute payment" that is set forth in section 18(k)(4)(A)(ii) of the Federal Deposit Insurance Act [12 U.S.C. 1828(k)(4)(A)(ii)] and in Federal Deposit Insurance Corporation Rule 359.1(f)(1)(ii) [12 CFR 359.1(f)(1)(ii)] exists or, to the best knowledge of the Corporation and the Bank, is contemplated insofar as either of the Corporation or the Bank is concerned.

         NOW THEREFORE, in consideration of these premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.       CHANGE IN CONTROL / EMPLOYMENT TERMINATION

         (a) TERMINATION OF THE EXECUTIVE WITHIN TWO YEARS AFTER A CHANGE IN CONTROL. If a Change in Control occurs during the term of this Agreement and if either of the following occurs, the Executive shall be entitled to severance and termination benefits specified in Section 2 and legal fee payment benefits specified in Section 7 of this Agreement --

         (1) Termination by the Corporation or the Bank: the Executive's employment with the Corporation or the Bank is involuntarily terminated within two years after a Change in Control, except for termination under Section 4 of this Agreement, or

         (2) Termination by the Executive for Good Reason: the Executive terminates his employment with the Corporation or the Bank for Good Reason (as defined in Section 3) within two years after a Change in Control.

         If the Executive is removed from office or if his employment terminates after discussions with a third party regarding a Change in Control commence, and if those discussions ultimately conclude with a Change in Control, then for purposes of this Agreement the removal of the Executive or termination of his employment shall be deemed to have occurred after the Change in Control.

         (b) TERMINATION OF THE EXECUTIVE ON OR BEFORE MARCH 7, 2005. If either of the following events occurs on or before March 7, 2005, the Executive shall be entitled to severance and termination benefits specified in Section 2 and legal fee payment benefits specified in Section 7 of this Agreement --

         (1) Termination by the Corporation or the Bank: the Executive's employment is involuntarily terminated, except for termination under Section 4 of this Agreement, or

         (2) Termination by the Executive for Good Reason: the Executive terminates his employment with the Corporation or the Bank for Good Reason (as defined in Section 3). For purposes of this subsection 1(b)(2), the term "Change in Control" as used in
                  Section 3 includes the March 7, 2002 merger of BancFirst Ohio Corp. with and into UNB Corp.

                  under the terms of the September 5, 2001 Agreement of Merger and Plan of Reorganization,

but the Executive shall be entitled to no benefits under this subsection 1(b) if a Change in Control occurs after the date of this Agreement. If a Change in Control occurs after the date of this Agreement, the Executive shall have only such rights to severance and termination benefits as may be provided under subsection 1(a) of this Agreement, not subsection 1(b).

         (c) DEFINITION OF CHANGE IN CONTROL. For purposes of this Agreement, "Change in Control" means any of the following events occur--

         (1) Merger: the Corporation merges into or consolidates with another corporation, or merges another corporation into the Corporation, and as a result less than a majority of the combined voting power of the resulting corporation immediately after the merger or consolidation is held by persons who were the holders of the Corporation's voting securities immediately before the merger or consolidation. For purposes of this Agreement, the term person means an individual, corporation, partnership, trust, association, joint venture, pool, syndicate, sole proprietorship, unincorporated organization or other entity,

         (2)      Acquisition of Significant Share Ownership: a report on
                  Schedule 13D or Schedule TO (or any successor schedule, form or report) is filed or is required to be filed under Sections 13(d) or 14(d) of the Securities Exchange Act of 1934, if the schedule discloses that the filing person or persons acting in concert has or have become the beneficial owner of 15% or more of a class of the Corporation's voting securities (but this clause (2) shall not apply to beneficial ownership of voting shares of the Corporation held by a Subsidiary (defined as an entity in which the Corporation directly or indirectly beneficially owns 50% or more of the outstanding voting securities) of the Corporation in a fiduciary capacity),

         (3) Change in Board Composition: during any period of two consecutive years, individuals who constitute the Corporation's board of directors at the beginning of the two-year period cease for any reason to constitute at least a majority thereof; provided, however, that-- for purposes of this clause (3)-- each director who is first elected by the board (or first nominated by the board for election by shareholders) by a vote of at least two-thirds (2/3) of the directors who were directors at the beginning of the period shall be deemed to have been a director at the beginning of the two-year period, or

         (4) Sale of Assets: the Corporation sells to a third party substantially all of the Corporation's assets. For purposes of this Agreement, sale of substantially all of the Corporation's assets includes sale of the Bank.

2.       SEVERANCE AND TERMINATION BENEFITS

         (a) SEVERANCE AND TERMINATION BENEFITS. The severance and termination benefits to which the Executive is entitled under Section 1 are as follows--

         (1) Lump Sum Payment: the Corporation shall make a lump sum payment to the Executive in an amount in cash equal to two times the Executive's annual compensation. For purposes of this Agreement, annual compensation means (a) the Executive's then current annual base salary at the date of Change in Control or the Executive's termination of employment (at whichever date the Executive's current annual base salary is greater), plus (b) the average of the bonuses or incentive compensation earned for the three calendar years immediately preceding the year in which the Change in Control occurs, regardless of when the bonus or incentive compensation earned for the preceding three calendar years is paid. As of the date this Agreement is entered into, the parties recognize that the bonus/incentive compensation earned by the Executive for a particular year's calendar service is paid by the Bank in the year following the calendar year in which such bonus/incentive compensation is earned. The amount payable to the Executive hereunder shall not be reduced to account for the time value of money or discounted to present value. The payment required under this Section 2(a)(1) is payable no later than 5 business days after the date the Executive's employment terminates. If the Executive terminates employment for Good Reason, the date of termination shall be the date specified by the Executive in his notice of termination,

         (2) Benefit Plans: the Corporation shall cause the Executive to become fully vested in any qualified and non-qualified plans, programs or arrangements in which the Executive participated, notwithstanding any provisions contained in the respective agreement of the plan, program or arrangement. The Corporation also shall contribute or cause the Bank to contribute to the Executive's 401(k) Plan account and his United National Bank & Trust Co. Employees Profit Sharing Plan account the matching and profit sharing contribution, if any, that would have been paid had the Executive's employment not terminated before the end of the plan year, and

         (3) Insurance Coverage: the Corporation shall cause to be continued life, health and disability insurance coverage substantially identical to the coverage maintained for the Executive before his termination. The insurance coverage may cease when the Executive becomes employed by another employer or 24 months after the Executive's termination, whichever occurs first. At the end of the 24-month period, the Executive shall have the option to continue health insurance coverage at his own expense for a period not less than the number of months by which the Consolidated Omnibus Budget Reconciliation Act (COBRA) continuation period exceeds 24 months.

         (b) MODIFIED GROSS-UP FOR TAXES. Additional Payment to Account for Excise Taxes. If the Executive becomes entitled to severance and termination benefits under this Agreement, including accelerated vesting of stock options granted under the Corporation's 1997 Stock Option Plan and 1987 Stock Option and Performance Unit Plan and acceleration of benefits under any other benefit, compensation, or incentive plan or arrangement with the Corporation or the Bank (collectively, the "Total Benefits"), and if any part of the Total Benefits is subject to the Excise Tax under section 280G and section 4999 of the Internal Revenue Code (the "Excise Tax"), the Corporation shall pay to the Executive the following additional amounts, consisting of (1) a payment equal to the Excise Tax payable by the Executive under section 4999 on the Total Benefits (the "Excise Tax Payment") and (2) a payment equal to the amount necessary to provide the Excise Tax Payment net of all income, payroll, and excise taxes, calculated as provided hereinafter (the "Gross-Up Payment"). Together, the additional amounts described in clauses (1) and (2) are referred to in this Agreement as the "Adjusted Gross-Up Payment Amount." The difference between the full gross-up amount (which includes the Excise Tax Payment) and the Excise Tax Payment shall then be multiplied by a percentage to determine the Gross-Up Payment, which percentage shall be (1) 100% if severance and termination benefits are payable under subsection 1(b) of this Agreement, or (2) 50% if severance and termination benefits are payable under subsection 1(a) of this Agreement. Payment of the Adjusted Gross-Up Payment Amount shall be made in addition to the amount set forth in Section 2(a). Schedule A is an illustration of how this modified gross-up for taxes shall be calculated.

         Calculating the Excise Tax. For purposes of determining whether any of the Total Benefits will be subject to the Excise Tax and for purposes of determining the amount of the Excise Tax,

         (1)      Determination of "Parachute Payments" Subject to the Excise
                  Tax: any other payments or benefits received or to be received by the Executive in connection with a Change in Control or the Executive's termination of employment (whether under the terms of this Agreement or any other agreement, the 1997 Stock Option Plan and 1987 Stock Option and Performance Unit Plan or any other benefit plan or arrangement with the Corporation, the Bank, any person whose actions result in a Change in Control or any person affiliated with the Corporation or such person) shall be treated as "parachute payments" within the meaning of section 280G(b)(2) of the Internal Revenue Code, and all "excess parachute payments" within the meaning of section 280G(b)(1) shall be treated as subject to the Excise Tax, unless in the opinion of the certified public accounting firm that is retained by the Corporation as of the date immediately before the Change in Control (the "Accounting Firm") such other payments or benefits do not constitute (in whole or in part) parachute payments, or such excess parachute payments represent (in whole or in part) reasonable compensation for services actually rendered within the meaning of section 280G(b)(4) of the Internal Revenue Code in excess (as defined in section 280G(b)(3) of the Internal Revenue Code), or are otherwise not subject to the Excise Tax,

         (2) Calculation of Benefits Subject to Excise Tax: the amount of the Total Benefits that shall be treated as subject to the Excise Tax shall be equal to the lesser of (a) the total amount of the Total Benefits reduced by the amount of such Total Benefits that in the opinion of the Accounting Firm are not parachute payments, or (b) the amount of excess parachute payments within the meaning of section 280G(b)(1) (after applying clause (1), above), and

         (3) Value of Noncash Benefits and Deferred Payments: the value of any noncash benefits or any deferred payment or benefit shall be determined by the Accounting Firm in accordance with the principles of sections 280G(d)(3) and (4) of the Internal Revenue Code.

         Assumed Marginal Income Tax Rate. For purposes of determining the amount of the Adjusted Gross-Up Payment Amount, the Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar years in which the Adjusted Gross-Up Payment Amount is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Executive's residence on the date of termination of employment, net of the reduction in federal income taxes that can be obtained from deduction of such state and local taxes (calculated by assuming that any reduction under section 68 of the Internal Revenue Code in the amount of itemized deductions allowable to the Executive applies first to reduce the amount of such state and local income taxes that would otherwise be deductible by the Executive, and applicable federal FICA and Medicare withholding taxes.)

         Return of Reduced Excise Tax Payment or Payment of Additional Excise Tax. If the Excise Tax is later determined to be less than the amount taken into account hereunder when the Executive's employment terminated, the Executive shall repay to the Corporation -- when the amount of the reduction in Excise Tax is finally determined -- the portion of the Adjusted Gross-Up Payment Amount attributable to the reduction (plus that portion of the Adjusted Gross-Up Payment Amount attributable to the Excise Tax, federal, state and local income taxes and FICA and Medicare withholding taxes imposed on the Adjusted Gross-Up Payment Amount being repaid by the Executive to the extent that the repayment results in a reduction in Excise Tax, FICA and Medicare withholding taxes and/or a federal, state or local income tax deduction).

         If the Excise Tax is later determined to be more than the amount taken into account hereunder when the Executive's employment terminated (due, for example, to a payment whose existence or amount cannot be determined at the time of the Adjusted Gross-Up Payment Amount), the Corporation shall make an additional Adjusted Gross-Up Payment Amount to the Executive for that excess (plus any interest, penalties or additions payable by the Executive for the excess) when the amount of the excess is finally determined.

         (c) RESPONSIBILITIES OF THE ACCOUNTING FIRM AND THE CORPORATION. Determinations Shall Be Made by the Accounting Firm. Subject to the provisions of Section 2(b), all determinations required to be made under this Section 2(c) -- including whether and when an Adjusted Gross-Up Payment Amount is required, the amount of the Adjusted Gross-Up Payment Amount and the assumptions to be used to arrive at the determination (collectively, the

"Determination") -- shall be made by the Accounting Firm, which shall provide detailed supporting calculations both to the Corporation and the Executive within 15 business days after receipt of notice from the Corporation or the Executive that there has been an Adjusted Gross-Up Payment Amount, or such earlier time as is requested by the Corporation.

         Fees and Expenses of the Accounting Firm and Agreement with the Accounting Firm. All fees and expenses of the Accounting Firm shall be borne solely by the Corporation. The Corporation shall enter into any agreement requested by the Accounting Firm in connection with the performance of its services hereunder.

         Accounting Firm's Opinion. If the Accounting Firm determines that no Excise Tax is payable by the Executive, the Accounting Firm shall furnish the Executive with a written opinion to that effect, and to the effect that failure to report Excise Tax, if any, on the Executive's applicable federal income tax return will not result in the imposition of a negligence or similar penalty.

         Accounting Firm's Determination Is Binding; Underpayment and Overpayment. The Determination by the Accounting Firm shall be binding on the Corporation and the Executive. Because of the uncertainty in determining whether any of the Total Benefits will be subject to the Excise Tax at the time of the Determination, it is possible that an Adjusted Gross-Up Payment Amount that should have been made will not have been made by the Corporation ("Underpayment"), or that an Adjusted Gross-Up Payment Amount will be made that should not have been made by the Corporation ("Overpayment"). If, after a Determination by the Accounting Firm, the Executive is required to make a payment of additional Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred. The Underpayment (together with interest at the rate provided in section 1274(d)(2)(B) of the Internal Revenue Code) shall be paid promptly by the Corporation to or for the benefit of the Executive. If the Adjusted Gross-Up Payment Amount exceeds the amount necessary to reimburse the Executive for his Excise Tax according to Section 2(b), the Accounting Firm shall determine the amount of the Overpayment that has been made. The Overpayment (together with interest at the rate provided in section 1274(d)(2)(B) of the Internal Revenue Code) shall be paid promptly by the Executive to or for the benefit of the Corporation. Provided that his expenses are reimbursed by the Corporation, the Executive shall cooperate with any reasonable requests by the Corporation in any contests or disputes with the Internal Revenue Service relating to the Excise Tax.

         Accounting Firm Conflict of Interest. If the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, the Executive may appoint another nationally recognized public accounting firm to make the Determinations required hereunder (in which case the term "Accounting Firm" as used in this Agreement shall be deemed to refer to the accounting firm appointed by the Executive under this paragraph).

         (d) NO MITIGATION REQUIRED. The Corporation hereby acknowledges that it will be difficult and could be impossible (1) for the Executive to find reasonably comparable employment after his employment terminates, and (2) to measure the amount of damages the Executive may suffer as a result of termination. Additionally, the Corporation acknowledges that its general severance pay plans do not provide for mitigation, offset, or reduction of any severance payment received thereunder. Accordingly, the Corporation further acknowledges that the payment of severance and termination benefits by the Corporation under this Agreement is reasonable and will be liquidated damages, and the Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, nor will any profits, income, earnings, or other benefits from any source whatsoever create any mitigation, offset, reduction, or any other obligation on the part of the Executive hereunder or otherwise.

3.       GOOD REASON

         (a) DEFINITION OF GOOD REASON. For purposes of this Agreement, "Good Reason" means the occurrence of any of the events or conditions described in clauses (1) through (7) hereof without the Executive's express written consent:




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

         (1) Change in Office or Position or Termination as a Director: failure to elect or reelect or otherwise to maintain the Executive in the office or position, or a substantially equivalent office or position, of or with the Corporation and the Bank that the Executive held immediately before the Change in Control, or the removal or failure to nominate the Executive as a director of the Corporation (or any successor thereto) if the Executive shall have been a director of the Corporation immediately before the Change in Control,

         (2)      Adverse Change in the Scope of His Duties or Compensation and
                  Benefits:

                  (a) a significant adverse change in the nature or scope of the authorities, powers, functions, responsibilities, or duties associated with the Executive's position with the Corporation or the Bank compared to the nature or scope of the authorities, powers, functions, responsibilities, or duties associated with the position immediately before the Change in Control,

                  (b) a reduction in the aggregate of the Executive's annual compensation received from the Corporation and the Bank, or

                  (c) the termination or denial of the Executive's rights to benefits under the Corporation's or the Bank's benefit, compensation, and incentive plans and arrangements or a reduction in the scope or value thereof, which situation is not remedied within 10 calendar days after written notice to the Corporation from the Executive,

         (3) Adverse Change in Circumstances: the Executive determines that a change in circumstances has occurred after a Change in Control, including without limitation a change in the scope of the business or other activities for which the Executive is responsible compared to his responsibilities immediately before the Change in Control, (a) which renders the Executive substantially unable to carry out, substantially hinders the Executive's performance of, or causes the Executive to suffer a substantial reduction in, any of the authorities, powers, functions, responsibilities, or duties associated with the office or position held by the Executive immediately before the Change in Control, and (b) which situation is not remedied within 10 calendar days after written notice to the Corporation from the Executive of such determination. Provided his determination is made in good faith, the Executive's determination will be conclusive and binding upon the parties hereto. The Executive's determination will be presumed to have been made in good faith, unless the Corporation establishes by clear and convincing evidence that it was not made in good faith,

         (4) Liquidation and Merger of the Corporation or the Bank: the liquidation, dissolution, merger, consolidation or reorganization of the Corporation or the Bank or transfer of all or substantially all of the business or assets of either the Corporation or the Bank, unless the successor or successors (by liquidation, merger, consolidation, reorganization, transfer or otherwise) to which all or substantially all of the business or assets have been transferred (directly or by operation of law) assumes all duties and obligations of the Corporation under this Agreement,

         (5) Relocation of the Executive: the Corporation or the Bank relocates its principal executive offices, or requires the Executive to have his principal location of work changed, to any location that is more than 15 miles from the location thereof immediately before the Change in Control, or requires the Executive to travel away from his office in the course of discharging his responsibilities or duties hereunder at least 20% more (in terms of aggregate days in any calendar year or in any calendar quarter when annualized for purposes of comparison to any prior year) than was required of Executive in any of the three full years immediately before the Change in Control,

         (6) Change in Administrative Support: the adverse and substantial alteration in the nature and quality of the office space within which the Executive performs his duties, including the size and location thereof, or a substantial reduction in the secretarial and administrative support provided to the Executive, or

         (7) Breach of this Agreement: without limiting the generality or effect of the foregoing, any material breach of this Agreement by the Corporation or any successor thereto.

         (b) NO EFFECT ON EMPLOYEE BENEFITS. Termination by the Corporation under Section 1(a)(1) or Section 1(b)(1) (termination within two years after a Change in Control or termination on or before March 7, 2005) or termination by the Executive under Section 1(a)(2) or Section 1(b)(2) (termination for Good Reason) will not affect any rights the Executive may have under any benefit, compensation, or incentive agreement, policy, plan, program, or arrangement of the Corporation or the Bank, which rights shall be governed by the terms thereof.

4.       TERMINATION FOR WHICH NO SEVERANCE OR TERMINATION BENEFITS ARE PAYABLE

         (a) NO SEVERANCE FOR TERMINATION FOR CAUSE. Anything in this Agreement to the contrary notwithstanding, under no circumstance shall the Executive be entitled to severance or termination benefits if his employment terminates for Cause.

         (1) Cause Means Commission of Any of the Following Acts: For purposes of this Agreement, "Cause" means the Executive shall have committed any of the following acts--

                  (a) Fraud, Embezzlement or Theft: an intentional act of fraud, embezzlement, or theft in connection with his duties or in the course of his employment with the Corporation or the Bank,

                  (b) Intentional Harm: intentional wrongful damage to property of the Corporation or the Bank, causing material harm to the Corporation or the Bank,

                  (c) Disclosure of Trade Secrets: intentional wrongful disclosure of secret processes or confidential information of the Corporation or the Bank, causing material harm to the Corporation or the Bank,

                  (d) Competing with the Corporation or the Bank: intentional wrongful engagement in any competitive activity. For purposes of this Agreement, competitive activity means the Executive's participation, without the written consent of an officer of the Corporation, in the management of any business enterprise if (1) the enterprise engages in substantial and direct competition with the Corporation or the Bank, (2) the enterprise's revenues derived from any product or service competitive with any product or service of the Corporation or the Bank amounted to 10% or more of such enterprise's revenues for its most recently completed fiscal year, and (3) the Corporation's revenues from the product or service amounted to 10% of the Corporation's revenues for its most recently completed fiscal year, or the Bank's revenues from the product or service amounted to 10% of the Bank's revenues for its most recently completed fiscal year. A competitive activity does not include mere ownership of securities in any such enterprise and the exercise of rights appurtenant thereto, provided the Executive's share ownership does not give him practical or legal control of the enterprise. For this purpose, ownership of less than 5% of the enterprise's outstanding voting securities shall conclusively be presumed to be insufficient for practical or legal control, and ownership of more than 50% shall conclusively be presumed to constitute practical and legal control.

                                    If the Executive is now or hereafter becomes
                           subject to an agreement not to compete with the Corporation or the Bank, a breach by the Executive of that other non-competition agreement shall be grounds for denial of severance and termination benefits for Cause under this clause (d) of Section 4(a)(1). But if the Executive engages in a competitive activity under circumstances justifying denial of severance or termination benefits for Cause under this clause (d), that shall not necessarily be grounds for concluding that the Executive has also breached the other non-competition agreement to which he is or may become subject. This clause (d) is not intended to and shall not be construed to supersede or amend any provision of an employment or non-competition agreement to which the Executive is or may become subject. This clause (d) does not grant to the Executive any right or privilege to engage in other activities or enterprises, whether in competition with the Corporation or the Bank or otherwise, or

                  (e) Termination for Cause under an Employment Agreement: any actions that have caused the Executive to be terminated for cause under any employment agreement existing on the date hereof or hereafter entered into between the Executive and the Corporation or the Bank.

         (2) Definition of "Intentional": For purposes of this Agreement, no act or failure to act on the part of the Executive shall be deemed to have been intentional if it was due primarily to an error in judgment or negligence. An act or failure to act on the Executive's part shall be considered intentional if it is not in good faith and if it is without a reasonable belief that the action or failure to act is in the best interests of the Corporation.

         (3) Termination for Cause Can Occur Solely by Formal Board Action. The Executive shall not be deemed to have been terminated for Cause under this Agreement unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of at least three-fourths (3/4) of the directors of the Corporation then in office at a meeting of the board of directors called and held for such purpose, which resolution shall (a) contain findings that, in the good faith opinion of the board, the Executive has committed an act constituting Cause and (b) specify the particulars thereof in detail. Notice of that meeting and the proposed termination for Cause shall be given to the Executive a reasonable amount of time before the board's meeting. The Executive and his counsel (if the Executive chooses to have counsel present) shall have a reasonable opportunity to be heard by the board at the meeting. Nothing in this Agreement limits the Executive's or his beneficiaries' right to contest the validity or propriety of the board's determination of Cause, and they shall have the right to contest the validity or propriety of the board's determination of Cause even if that right does not exist under any employment agreement of the Executive.

         (b) NO SEVERANCE UNDER THIS AGREEMENT FOR THE EXECUTIVE'S DEATH OR DISABILITY. Anything in this Agreement to the contrary notwithstanding, under no circumstance shall the Executive be entitled to severance payments or termination benefits if --

         (1) Death: the Executive dies while actively employed by the Corporation or the Bank, or

         (2) Disability: the Executive becomes totally disabled while actively employed by the Corporation or the Bank. For purposes of this agreement, the term "totally disabled" means that because of injury or sickness, the Executive is unable to perform his duties.

         The benefits, if any, payable to the Executive or his beneficiary(ies) or estate relating to his death or disability shall be determined solely by such benefit plans or arrangements as the Corporation or the Bank may have with the Executive relating to death or disability, not this Agreement.

5.       TERM OF AGREEMENT

         The initial term of this Agreement shall be for a period of three years, commencing ____________________, 2002. On the first anniversary of the _______________________________, 2002 effective date of this Agreement, and on each anniversary thereafter, the Agreement shall be extended for one additional year if the Corporation's board of directors determines that the Executive's performance has satisfied the standards and requirements of the board and that the term therefore shall be extended. References herein to the term of this Agreement shall refer to the initial term, as the same may be extended. Unless sooner terminated, this Agreement shall terminate when the Executive reaches age
65. If the board decides not to extend the term of this Agreement, this Agreement shall nevertheless remain in force until its term expires. The board's decision not to extend the term of this Agreement shall not -- by itself -- give the Executive any rights under this Agreement to claim an adverse change in his position, compensation or circumstances or otherwise to claim entitlement to severance or termination benefits under this Agreement.

6.       THIS AGREEMENT IS NOT AN EMPLOYMENT CONTRACT

         The parties hereto acknowledge and agree that (a) this Agreement is not a management or employment agreement and (b) nothing in this Agreement shall give the Executive any rights or impose any obligations to continued employment by the Bank or Corporation or any subsidiary or successor of the Bank or Corporation, nor shall it give the Bank or Corporation any rights or impose any obligations for the continued performance of duties by the Executive for the Bank or Corporation or any subsidiary or successor of the Bank or Corporation.

7.       PAYMENT OF LEGAL FEES

         (a) THE EXECUTIVE MAY ENFORCE THIS AGREEMENT THROUGH LEGAL ACTION. The Corporation irrevocably authorizes the Executive to retain from time to time counsel of Executive's choice to advise and represent him in the interpretation, enforcement or defense of the parties' rights and responsibilities under this Agreement, if after a Change in Control occurs --

         (1) the Executive concludes that the Corporation has failed to comply with any of its obligations under this Agreement, or

         (2) if the Corporation or any or any other person takes or threatens to take any action to declare this Agreement void or unenforceable, or institutes any litigation or other action or proceeding designed to deny, or to recover from, the Executive the benefits provided or intended to be provided to the Executive under this Agreement, including without limitation the initiation or defense of any litigation or other legal action, whether by or against the Corporation or any director, officer, stockholder or other person affiliated with the Corporation, in any jurisdiction.

         (b) FEES AND EXPENSES WILL BE PAID BY THE CORPORATION. The Corporation desires that the Executive not be required to incur legal fees and the related costs and expenses associated with the interpretation, enforcement, or defense of Executive's rights under this Agreement by litigation or otherwise, because the amounts thereof would substantially detract from the benefits intended to be extended to the Executive under this Agreement. Therefore, even if the Executive does not prevail in whole or in part in the litigation or other legal action associated with the interpretation, enforcement or defense of Executive's rights under this Agreement, the Corporation hereby agrees to pay and be solely financially responsible for any and all attorneys' and related fees, costs and expenses incurred by the Executive in the litigation or other legal action, up to a maximum of $500,000. The fees and expenses of counsel selected by the Executive shall be paid or reimbursed to the Executive by the Corporation on a regular, periodic basis, upon presentation by the Executive of a statement or statements prepared by such counsel in accordance with counsel's customary practices. Anything herein to the contrary notwithstanding, nothing in this Agreement authorizes the Corporation to pay or the Executive to demand payment of fees, costs and expenses if and to the extent payment of fees, costs and expenses constitutes a "prohibited indemnification payment" within the meaning of Federal Deposit Insurance Corporation Rule 359.1(l)(1) [12 CFR 359.1(l)(1)].

         (c) COST OF LIVING ADJUSTMENT FOR CAP ON LEGAL FEE REIMBURSEMENT. Upon the occurrence of a Change in Control, the $500,000 cap on legal fee reimbursement provided by Section 7(b) will be subject to a cost of living adjustment equal to the value of the expression A x B, in which expression:

                  A = $500,000, and

                  B = Cost of living adjustment or inflation factor. This is computed by dividing the Consumer Price Index for All Urban Consumers ("CPI-U") prepared by the U.S. Bureau of Labor Statistics, or any successor thereto, for the CPI-U for January of the year during which the Change in Control occurs by the CPI-U for January 2000.

The cost of living adjustment provided in this Paragraph 7(c) shall be considered to be part of the Executive's payment of legal fees for purposes of this Agreement.

         Illustration of Cost of Living Adjustment. To explain the cost of living adjustment calculation for Payment of Legal Fees, we use the following example.

         First, we determine the appropriate CPI-Us. The Agreement calls for the use of the CPI-Us for January 2000 and the January of the year during which the Change in Control occurs. Assume a Change in Control occurs in April 2009. For illustrative purposes only, the CPI-U for January 2000 is 156.7, and the CPI-U for January 2009 is 213.3.

         Second, we calculate the cost of living adjustment or inflation factor. To do this, we divide the CPI-U for January 2009 (213.3) by the CPI-U for January 2000 (156.7). Our result is 1.361 (i.e., a 36.1 percent increase).

         Finally, we calculate the raw cost of living adjustment. To do this, we multiply the base Payment of Legal Fees amount by the inflation factor. In our example, $500,000 multiplied by the inflation factor of 1.361 equals $680,500.

         (d) THE EXECUTIVE MAY CHOOSE THE CORPORATION'S COUNSEL. Notwithstanding any existing or previous attorney-client relationship between the Corporation and any counsel chosen by the Executive under Section 7(a), the Corporation irrevocably consents to the Executive's entering into an attorney-client relationship with that counsel, and the Corporation and the Executive agree that a confidential relationship shall exist between the Executive and that counsel.

8.       WITHHOLDING OF TAXES

         The Corporation or the Bank may withhold from any benefits payable under this Agreement all Federal, state, local, or other taxes as may be required by law, governmental regulation, or ruling.

9.       SUCCESSORS AND ASSIGNS

         (a) THIS AGREEMENT IS BINDING ON THE CORPORATION'S SUCCESSORS. This Agreement shall be binding upon the Corporation and any successor to the Corporation, including any persons acquiring directly or indirectly all or substantially all of the business or assets of the Corporation by purchase, merger, consolidation, reorganization, or otherwise. Any such successor shall thereafter be deemed to be the "Corporation" for purposes of this Agreement. But this Agreement and the Corporation's obligations under this Agreement are not otherwise assignable, transferable, or delegable by the Corporation. By agreement in form and substance satisfactory to the Executive, the Corporation shall require any successor to all or substantially all of the business or assets of the Corporation expressly to assume and agree to perform this Agreement in the same manner and to the same extent the Corporation would be required to perform if no such succession had occurred.

         (b) THIS AGREEMENT IS ENFORCEABLE BY THE EXECUTIVE AND HIS HEIRS. This Agreement will inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributes, and legatees.

         (c) THIS AGREEMENT IS PERSONAL IN NATURE AND IS NOT ASSIGNABLE. This Agreement is personal in nature. Without written consent of the other party, neither party shall assign, transfer, or delegate this Agreement or any rights or obligations under this Agreement except as expressly provided in this Section
9. Without limiting the generality or effect of the foregoing, the Executive's right to receive payments hereunder is not assignable or transferable, whether by pledge, creation of a security interest, or otherwise, except for a transfer by Executive's will or by the laws of descent and distribution. If the Executive attempts an assignment or transfer that is contrary to this Section 9, the Corporation shall have no liability to pay any amount to the assignee or transferee.

10.      NOTICES

         All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand or mailed, certified or registered mail, return receipt requested, with postage prepaid to the following addresses or to such other address as either party may designate by like notice.

         (a)  If to the Corporation, to:
                                    Unizan Financial Corp.
                                    220 Market Avenue South
                                    Canton, Ohio  44702
                                         Attn: Corporate Secretary

         (b)  If to the Executive, to:
                                    Scott E. Dodds
                                    2827 Macduff Circle, N.W.
                                    North Canton, Ohio  44720

and to such other or additional person or persons as either party shall have designated to the other party in writing by like notice.

11.      CAPTIONS AND COUNTERPARTS

         The headings and subheadings used in this Agreement are included solely for convenience and shall not affect the interpretation of this Agreement.

         This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same agreement.

12.      AMENDMENTS AND WAIVERS

         No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in a writing or writings signed by the Executive and by the Corporation. No waiver by either party hereto at any time of any breach by the other party hereto or compliance with any condition or provision of this Agreement to be performed by such other party will be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, expressed or implied with respect to the subject matter hereof have been made by either party that are not set forth expressly in this Agreement.

13.      SEVERABILITY

         The provisions of this Agreement shall be deemed severable. The invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions of this Agreement. Any provision held to be invalid or unenforceable shall be reformed to the extent (and only to the extent) necessary to make it valid and enforceable.

14.      ENTIRE AGREEMENT

         This Agreement constitutes the entire agreement between the Corporation and the Executive concerning the subject matter hereof. No rights are granted to the Executive under this Agreement other than those specifically set forth herein. This Agreement supersedes and replaces in its entirety the May 8, 2001 Severance Agreement, as amended, entered into by the Executive and UNB Corp., predecessor of the Corporation.

15.      GOVERNING LAW

         The validity, interpretation, construction, and performance of this Agreement shall be governed by and construed in accordance with the substantive laws of the State of Ohio, without giving effect to the principles of conflict of laws of such State.

         IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first written above.

WITNESSES:                              UNIZAN FINANCIAL CORP.

_______________________________         By: ___________________________________

_______________________________         Its:


WITNESSES:                              EXECUTIVE

_______________________________         _______________________________________

_______________________________



County of                      )
                               ) ss:
State of Ohio                  )

         Before me this _______ day of ____________________________, 2002, personally appeared the above named _______________________________ __________________________ and ____________________________________ , who
acknowledged that they did sign the foregoing instrument and that the same was their free act and deed.

                                         ______________________________________
(Notary Seal)                            Notary Public
                                         My Commission Expires:



                                                  SEVERANCE AGREEMENT SCHEDULE A
                                                      UNIZAN FINANCIAL CORP.

                   ILLUSTRATION OF SECTION 280G AND SECTION 4999 CALCULATION AND MODIFIED 50% GROSS-UP FOR TAXES

                                                                                                         ADJUSTED 50% GROSS-UP
                                                                                  TOTAL PARACHUTE        PAYMENT DUE EXECUTIVE
                                                    TOTAL VALUE OF CHANGE-      PAYMENTS WITH FULL          UNDER SEVERANCE
                                                      IN-CONTROL PAYMENTS        SEC.280G GROSS-UP        AGREEMENT SECTION 2(b)
                                                    -----------------------   -----------------------    -----------------------
BASE AMOUNT..................................         $             108,000
TOTAL PARACHUTE PAYMENTS:
         Nonqualified benefits arising
              under SERP.....................                       310,000
              under stock options............                        45,000
              under severance agreement......                       335,000
                                                      ---------------------
         Total parachute payments, before gross-
         up..................................                       690,000
                                                      ---------------------
Threshold amount [(3 x Base Amount - $1.00)].                       323,999
                                                      ---------------------
Parachute payments in excess of threshold amount      $             366,001
                                                      ---------------------

EXCISE TAX ON PARACHUTE PAYMENT:
         Total parachute payments............                                 $               690,000
         Base Amount.........................                                                (108,000)
                                                                              -----------------------
Parachute payment subject to Excise Tax......                                                 582,000
Multiplied by excise tax rate................                                                  x 20 %
                                                                              -----------------------
Initial Excise Tax on parachute payment......                                                 116,400
                                                                              -----------------------
GROSS-UP FOR TAXES, IF APPLICABLE:
     Federal income tax rate.................                                               38.6000 %
     Excise Tax rate.........................                                               20.0000 %
     Ohio state income tax rate..............                                                7.5000 %
     Local income tax rate...................                                                2.0000 %
     FICA rate...............................                                                1.4500 %
     Phase-out of itemized deductions........                                                1.1580 %
     Federal tax benefit of state and local income tax                                      (3.6670)%
                                                                              -----------------------
Gross-up marginal tax rate...................                                               67.0410 %
                                                                              -----------------------
100% minus gross-up marginal rate............                                               32.9590 %
                                                                              -----------------------
Full payment to gross up for taxes...........                                 $               353,166
                                                                              =======================

ADJUSTED GROSS-UP PAYMENT AMOUNT:
     Full 100% gross-up amount...............                                                            $               353,166
     Minus Excise Tax payment................                                                                           (116,400)
                                                                                                         -----------------------
                                                                                                                         236,766
     Multiplied by 50% *.....................                                                                             x 50 %
                                                                                                         -----------------------
                                                                                                                         118,383
     Plus Excise Tax payment.................                                                                            116,400
                                                                                                         -----------------------
         Adjusted Gross-Up Payment Amount....                                                            $               234,783
                                                                                                         =======================

* The 50% gross-up applies solely in the case of severance and termination benefits payable under subsection 1(a) of the Severance Agreement. If instead severance and termination benefits are payable under subsection 1(b) of the Severance Agreement, the full (100%) gross-up amount shall be payable. Subsection 1(b) applies if the Executive is terminated without cause or if he terminates for Good Reason on or before March 7, 2005, provided that a Change in Control has not occurred since the March 7, 2002 merger of BancFirst Ohio Corp. with and into UNB Corp. Subsection 1(a) applies if the Executive is terminated without cause or if he terminates for Good Reason (1) after a Change in Control occurs or (2) after March 7, 2005.